Exhibit 99.1

TScan Therapeutics Announces Updates to its Board of Directors

Garry A. Nicholson, an experienced executive with regulatory and commercial expertise, joins the Board of Directors

Timothy Barberich retires as Chair; Stephen Biggar, M.D., Ph.D. assumes the role of Chair

WALTHAM, Mass., June 14, 2024 — TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today announced changes to its Board of Directors. Garry A. Nicholson has been appointed to the Company’s Board of Directors. In addition, Timothy Barberich has retired as a Member and Chair of the Board of Directors. Current board member Stephen Biggar, M.D., Ph.D., will assume the role of Chair of the Board of Directors.

“We are pleased to welcome Garry to our Board of Directors. He has a breadth of experience in oncology development and commercialization spanning more than 35 years, including serving as president of Pfizer Oncology where he led its global oncology franchise,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “Garry has extensive expertise in operations, sales, regulatory strategy, and commercialization, and we look forward to working with him as we advance our clinical programs toward pivotal studies.”

“I am delighted to be joining TScan’s Board and look forward to working with the leadership team to further advance the progress of this company and its mission of bringing life-changing therapies to patients suffering from cancer. My previous experience across commercialization, operations, regulatory affairs and launch strategy will help support the growth of TScan and the advancement of this innovative pipeline,” said Mr. Nicholson.

“We all wish Tim well as he retires from the Board. He has been an esteemed member of the Board since 2019 and as Chair of the Board since 2021. TScan has benefitted from Tim’s more than 40 years’ experience in pharmaceutical and medical device companies, and we appreciate his contributions and insights that have helped us grow from a discovery-stage organization into a clinically focused company since our inception,” added Dr. MacBeath. “Steve has served on the Board of TScan since 2021, and we welcome him to this new leadership role.”

Mr. Nicholson has more than 35 years of pharmaceutical and biotech oncology experience. Mr. Nicholson currently serves as chairman of the board of directors for G1 Therapeutics, Day One Biopharmaceuticals and Abdera Therapeutics. He also previously served on the board of directors for Turning Point Therapeutics, Five Prime Therapeutics, Tmunity and TESARO prior to their acquisitions by large pharmaceutical companies. As former president of Pfizer Oncology, his responsibilities included global commercialization, sales, clinical development, regulatory strategy and business development for Pfizer’s oncology portfolio. Earlier in his career, Mr. Nicholson held various leadership positions in the oncology division of Eli Lilly and Company, including global oncology platform leader. He has also served as president and CEO of XTuit Pharmaceuticals. Mr. Nicholson earned a B.S. in Pharmacy from the University of North Carolina at Chapel Hill and an M.B.A. from the University of South Carolina.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation. The Company is also developing TCR-T candidates for the treatment of various solid tumors. The Company has developed and continues to expand its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplex therapeutic TCR-Ts for patients with a variety of cancers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies and solid tumor program, including the progress of such programs being indicative or predictive of the success of such program; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; and the Company’s goals and strategy. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s recently approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle

TScan Therapeutics, Inc.

VP, Investor Relations

857-399-9840

hsavelle@tscan.com

Maghan Meyers

Argot Partners

212-600-1902

TScan@argotpartners.com